Exhibit 99.1

Contact:

Fred Aslan, M.D.

Director of Corporate Strategy and Investor Relations

faslan@curagen.com

1-888-GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Adds $10 Million to $100 Million Convertible Subordinated Note

Offering

NEW HAVEN, Conn. - March 16, 2004 - CuraGen Corporation (Nasdaq: CRGN) today announced that it has issued an additional $10 million of convertible subordinated notes that were granted in a 30-day option to the initial purchaser of the notes to cover over-allotments. With the exercise of this option, CuraGen has sold a total of $110 million aggregate principal amount of notes bearing an interest rate of 4.00%.

The notes, due in 2011, will be convertible into 103.2429 shares of the Company’s common stock for each $1,000 of principal amount of notes representing a conversion price of $9.69 per share of common stock, subject to adjustment in certain circumstances.

As previously stated, CuraGen intends to use a portion of the net proceeds of this offering to repay its existing debt. Depending on market and other conditions, from time to time, the Company may repurchase a portion of its outstanding 6.00% Convertible Subordinated Debentures due in 2007 in open market purchases, in privately negotiated transactions, or otherwise. In addition, the Company also may use net proceeds for working capital, general corporate purposes and potentially for future acquisitions of complementary businesses or technologies.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. Any offers of the securities will be made only by means of a confidential offering memorandum. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.